Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Fidelity Ethereum Fund of our report dated February 25, 2026 relating to the financial statements and effectiveness of internal control over financial reporting, which appears in Fidelity Ethereum Fund’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 24, 2026